FORM 3
                    UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION          _____________________
                WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                                                    |---------------------|
                 INITIAL STATEMENT OF               |OMB NUMBER: 3235-0104|
          BENEFICIAL OWNERSHIP OF SECURITIES        |EXPIRES:             |
                                                    |   DECEMBER 31, 2001 |
      Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,            |BURDEN HOURS         |
       Section 17(a) of the Public Utility          |PER RESPONSE..... 0.5|
         Holding Company Act of 1935                |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940
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1.  Name and Address of Reporting Person

     Goldberg                       Michael                       B.
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       (Last)                      (First)                    (Middle)

    c/o Kelso and Company, 320 Park Avenue, 24th Floor
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                                  (Street)

    New York City                    NY                       10022
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       (City)                      (State)                      (Zip)

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2.  Date of Event Requiring Statement (Month/Day/Year)
    June 5, 2001
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)

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4.  Issuer Name and Ticker or Trading Symbol
    UNILAB CORPORATION - ULAB
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ( x ) Director
    ( x ) 10% Owner
    (  ) Officer (give title below)
    (  ) Other (specify title below)
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6.  If Amendment, Date of Original (Month/Day/Year)

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7.  Individual or Joint/Group Filing (Check Applicable Line)
    _x  Form filed by One Reporting Person
    ___ Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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|1. Title of Security|2. Amount of   |3. Ownership   |4. Nature of        |
|   (Instr. 4)       |   Securities  |   Form: Direct|   Indirect         |
|                    |   Beneficially|   (D) or      |   Beneficial       |
|                    |   Owned       |   Indirect (I)|   Ownership        |
|                    |   (Instr. 4)  |   (Instr. 5)  |   (Instr. 5)       |
|--------------------|---------------|---------------|--------------------|

[TYPE ENTRIES HERE]
i. Common Stock       18,487,027   I               See fn. 1
ii. Common stock       2,861,990   I               See fn. 1

                  fn 1 - Messr. Goldberg may be deemed to share beneficial ownership of shares of common stock owned of record by Kelso Investment Associates VI, L.P. and KEP VI, LLC, by virtue of his status as a managing member of KEP VI, LLC and the general partner of Kelso Investment Associates VI, L.P. Messr. Goldberg shares investment and voting power with respect to the shares of common stock owned by Kelso Investment Associates VI, L.P. and KEP VI, LLC but disclaims beneficial ownership of such shares, except with respect to his pecuniary interest therein.


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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES) NA___________________________________________________________________________
1. Title of Derivative Security (Instr. 4)

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2. Date Exercisable and Expiration Date (Month/Day/Year)

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         Date Exercisable                            Expiration Date
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3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

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               Title                          Amount or Number of Shares
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4. Conversion or Exercise Price of Derivative Security

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5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
   (Instr. 5)

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6. Nature of Indirect Beneficial Ownership (Instr. 5)


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   EXPLANATION OF RESPONSES:



             /s/ James J. Connors, II
              As attorney in fact                   JUNE 5, 2001
   **  SIGNATURE OF REPORTING PERSON                   DATE


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   **  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL
       CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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                             Power of Attorney

                  The undersigned hereby constitutes and appoints James J. Connors, II, Howard A. Matlin and Rosanna Leone, and each of them, with full power of substitution and resubstitution, as his true and lawful attorneys-in-fact and agents to:

      (1) execute and deliver for and on behalf of the undersigned (i) any and all Forms 3, 4 and 5 relating to Unilab Corporation (the "Company") and required to be filed in accordance with
            Section 16(a) of the Securities Exchange Act of 1934,as amended (the "Exchange Act") and the rules thereunder and (ii) any and all schedules relating to the company required to be filed in accordance with Section 13(d) of the Exchange Act and the rules thereunder (together, the "Forms and Schedules"), in the undersigned's capacity as a director and/or controlling person of the Company and/or as an officer or managing member of Kelso GP VI, LLC, and/or KEP VI, LLC, and in and all other capacities pursuant to which such Forms and Schedules may be required to be filed by the undersigned;
      (2) do and perform any and all acts and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Forms and timely file such Forms and Schedules with the United States Securities and Exchange Commission and any stock exchange or similar authority; and
      (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

                  The undersigned hereby grants to such attorney-in-fact and agents full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution of revocation, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein grants. The undersigned acknowledges that the foregoing attorneys-in-fact and agents, in servicing in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with
  Section 16 or Section 13(d) of the Exchange Act. This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file the forms and Schedules with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact and agents.

                  IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of the 5th day of June, 2001.

                                       /s/ Michael B. Goldberg
                                       ---------------------------------
                                           Michael B. Goldberg